Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned parties hereby agrees to file jointly the Schedule 13D (including any amendments thereto) (the “Statement”) with respect to the acquisition or disposition of shares of Class A common stock, $0.0001 par value per share (the “Common Stock”), of Motorsport Games Inc., a Delaware corporation (the “Company”).

Each of the undersigned parties agrees that each is responsible for the timely filing of the Statement, and for the completeness and accuracy of the information concerning such party contained therein, but none of them is responsible for the completeness or accuracy of the information concerning the other parties making the filing unless such party knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: March 2, 2026

Driven Lifestyle Group LLC

	By:	/s/ Mike Zoi
	Name:	Mike Zoi
	Title:	Manager

/s/ Mike Zoi
Mike Zoi